Exhibit 99.2

Agritek Holdings Inc.

777 Brickell Avenue Suite 500

Miami, Florida 33131

Re: Resignation of CEO B. Michael Friedman

December 10, 2018

Dear Board of Directors and Shareholders:

I hereby tender my resignation as CEO of Agritek Holdings, Inc. effective December 11th, 2018. I shall assist the Company through legal counsel to find a suitable replacement and provide information on current operations to the best of my ability until the appointment of my successor.

This personal decision is something I had been thinking long and hard about for quite some time. It has not been an easy decision, but I feel I can no longer put it off due to recent events. We have for some time been confronted with lack of funding and litigation in which I have recently been held personally liable. I plan to defend and eventually prevail in this appeal of civil arbitration which has put constraints on our company to clear both myself and our company to which I have provided leadership to for over eight years, even after my prior resignation in 2016 and my reappointment of interim CEO until present. I believe that time has now come for the company start anew, with a new spirit and experienced leadership to better respond to challenges arising from our rapidly changing industry.

Recently, the focus of our company has shifted more toward litigation and me personally. The combination of HR-related litigation and an arbitration decision that all involved with the Company believe to be an unlawful and irrational decision now have become a distraction from the company’s core mission. We will continue to go through the appellate process and seek an amicable resolution. I will work closely with our auditors and legal counsel to find the best candidate to lead this Company forward.

My decision to resign from the Company’s board of directors is not the result of any disagreement with the Company’s operations, policies or procedures.

I have appreciated the opportunity to serve on the Company’s board and wish you and the Company the best as you continue to move forward with initiatives the company is pursuing.

Best regards,

B. Michael Friedman